Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO FILES LAWSUIT AGAINST THE FINISH LINE SEEKING SPECIFIC
PERFORMANCE OF MERGER AGREEMENT
NASHVILLE, Tenn., Sept 21, 2007 -— Genesco Inc. (NYSE: GCO) announced today that it has filed suit in Chancery Court in Nashville, Tennessee, seeking an order requiring The Finish Line, Inc. to consummate its merger with Genesco and to enforce The Finish Line’s rights against UBS under the Commitment Letter for financing the transaction.
     Commenting on the filing, Genesco Chairman and Chief Executive Officer Hal N. Pennington said, “No more delays by The Finish Line and UBS; no more reservation of rights; no more bankers’ putting their pencils down. We want a court of competent jurisdiction to enforce our rights under the Merger Agreement and for The Finish Line and UBS to live up to their obligations.”
     Pennington continued, “We have launched this litigation in an effort to speed consummation of the merger and to force impartial review of the aspersions that The Finish Line and its bankers have cast on Genesco’s business and reputation. I, along with other members of the management team and our Board of Directors, are proud to be the stewards of a company that is a leader and innovator in its industry with a rich history dating to 1924. I am proud to be the leader of a group of employees who have helped build a wonderful business for the benefit of our shareholders.”
     Robert V. Dale, the presiding independent director of Genesco’s Board of Directors, said, “Our Board of Directors stands united in this call for The Finish Line and UBS to perform their obligations and pay our shareholders $54.50 per share in cash. Our Board, our management team and our advisors are confident that the steps we are taking are in the best interests of our shareholders.”
     Pennington concluded, “Commencing litigation is always a difficult decision, but continued delay by The Finish Line and UBS is simply not acceptable. Accordingly, we are seeking expedited hearings on all of our claims. I caution our shareholders and employees that there will likely be claims made back against Genesco. When they come, we will be ready.”
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,050 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website http://www.genesco.com.
Cautionary Note Regarding Forward-Looking Statements:
     Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended. Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the outcome of the litigation referred to in this release; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (3) the outcome of any legal proceedings that have been or may be instituted against Genesco and others following announcement of the proposal or the merger agreement; (4) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, (5) the failure by The Finish Line, Inc. to obtain the necessary debt financing arrangements set forth in commitment letters they received in connection with the merger; (6) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (7) the amount of the costs, fees, expenses and charges related to the merger. Our business is also subject to a number of risks generally such as: (1) changing consumer preferences; (2) the companies’ inability to successfully market their footwear, apparel, accessories and other merchandise; (3) price, product and other competition from other retailers (including internet and direct manufacturer sales); (4) the unavailability of products; (5) the inability to locate and obtain favorable lease terms for the companies’ stores; (6) the loss of key employees; (7) general economic conditions and adverse factors impacting the retail athletic industry; (8) management of growth; and (9) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of, and elsewhere, in our SEC filings, copies of which may be obtained by contacting the investor relations department of Genesco via our website www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.